CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

G J B ASSOCIATES, INC.

CGN

FILED JAN 22 2001 State Treasurer Roland Machold

Pursuant to the provisions of Section 14A:9-4 of the New Jersey Business Corporation Act, the undersigned corporation adopts the following certificate of amendment to its certificate of incorporation, which changes the name of the corporation from "G J B Associates, Inc." to "Unifoil Holdings, Inc."

SECTION I.

NAME

The name of the corporation is G J B Associates, Inc.

SECTION II.

DATE OF ADOPTION AND TEXT OF AMENDMENT

The following amendment to the certificate of incorporation was adopted by the shareholders of the corporation effective on the date of filing of this Certificate of Amendment of Certificate of Incorporation of G J B Associates, Inc. (the "Amendment"):

Article First of the Certificate of Incorporation is amended to read as follows:

FIRST: The name of the corporation is "Unifoil Holdings, Inc."

SECTION III.

NUMBER OF SHARES

The number of shares of the corporation entitled to vote on the adoption of the Amendment was 2,022,136.

SECTION IV.

ADOPTION BY CONSENT & EFFECTIVE DATE

The holders of all of the shares outstanding and entitled to vote on the amendment have signed a unanimous consent in writing adopting the Amendment effective on the date of filing of the Amendment.

Dated: December 19, 2000.

Acknowledgment:	G J B Associates, Inc.
By: [signature]	By: [signature]
Barbara A. Litwinka, Secretary	George J. Barenholtz, President
Date: December 19, 2000	Date: December 19, 2000

S 897171
1709752
1709753

0100109974